Exhibit 99.1

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Operating net income[1] of $38.9 million, or $0.13 per share, for the quarter and $614.1 million, or $1.98 per share, for the full year, largely impacted by significant catastrophe losses in the quarter
•	Net income of $81.4 million, or $0.27 per share, for the quarter and $651.1 million, or $2.10 income per share, for the full year
•	Annualized operating return on ordinary shareholders’ equity[2] of 1.5% for the quarter and 6.2% for the full year
•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $351.8 million recorded for the quarter and $464.3 million for the full year
•	Fully diluted tangible book value per ordinary share[3] of $33.35 at December 31, 2012, an increase of $5.04, or 17.8%, from December 31, 2011
•	Share buybacks totaled 2.1 million shares for $51.7 million during the quarter and 18.3 million shares for $401.7 million for the full year. An additional $98.3 million was purchased in early 2013

[1] Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income” and “return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.” See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “return on ordinary shareholders’ equity” based on operating net income to average ordinary shareholders’ equity.

[2] Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

[3] Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – February 7, 2013 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2012 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“We are pleased to announce fourth quarter and full year results that clearly demonstrate XL’s progress, particularly in our delivery of solid earnings and growth in book value.  Despite the meaningful impact of Storm Sandy, the broad and painful effects of which we are all aware, XL produced both net and operating income in the quarter and once again demonstrated our dedication to disciplined underwriting and enterprise risk management.  The full year results also illustrated the steady improvement of our Insurance segment and the continuing solid performance of our Reinsurance segment. We are committed to maintaining this progress.”

Highlights - Three Months and Year Ended December 31
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	2012	2011	2012	2011

Net income (loss) attributable to ordinary shareholders	$81,448	$(515,537)	$651,134	$(474,760)
Per ordinary share - fully diluted	$0.27	$(1.62)	$2.10	$(1.52)

Operating net income (loss) (Note 1)	$38,888	$(79,625)	$614,102	$89,464
Per ordinary share - fully diluted	$0.13	$(0.25)	$1.98	$0.28

•

Operating net income for the quarter of $38.9 million, compared to operating net loss of $79.6 million in the prior year quarter, primarily due to improved underwriting results in the current quarter, notwithstanding higher levels of catastrophe losses, combined with higher than normal tax expenses in the prior year quarter.

•

Net income for the quarter of $81.4 million, compared to net loss of $515.5 million in the prior year quarter, primarily due to a non-cash charge for the partial impairment of goodwill in the prior year quarter, combined with improved underwriting results in the current quarter and net realized gains on investments and derivatives in the current quarter compared to losses during the prior year quarter.

•

Net investment income for the quarter was $245.0 million, compared to $270.9 million in the prior year quarter and $239.5 million for the third quarter of 2012. The decline against the prior year quarter was primarily due to lower yields as a result of lower reinvestment rates.

•

Net income from investment fund and investment manager operating affiliates was $31.5 million in the quarter, compared to losses of $23.9 million in the prior year quarter due to more benign markets this quarter compared to a challenging market downturn in the prior year quarter.

•	Net realized investment gains for the quarter of $11.2 million, compared to losses of $50.0 million in the prior year quarter.
•

Fully diluted book value per ordinary share increased by $0.54 from the prior quarter driven by net income combined with an increase in net unrealized gains on investments and the benefit of share buybacks.

•

During the quarter, the Company purchased 2.1 million shares for $51.7 million at an average price of $24.78 per share, which was accretive to fully diluted book value per ordinary share by $0.07. During the year, the Company purchased 18.3 million shares for $401.7 million at an average price of $21.99 per share, which was accretive to fully diluted book value per ordinary share by $0.70. At December 31, 2012, $348.4 million of shares remained available for purchase under the Company’s previously announced $750 million share buyback program. Between January 1, 2013 and February 7, 2013, the Company purchased 3.8 million shares for $98.3 million at an average price of $25.94 per share. At February 7, 2013, $250.0 million of shares remained available for purchase under the Company’s previously announced $750 million share buyback program.

P&C Operations - Three Months and Year Ended December 31
(U.S. dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	2012	2011	2012	2011

Gross premiums written	$1,518,464	$1,260,560	$7,175,130	$6,898,284
Net premiums written	1,338,251	1,120,341	5,957,021	5,433,388
Net premiums earned	1,538,559	1,386,759	5,765,982	5,327,112

Underwriting profit (loss)	(90,677)	(114,138)	216,138	(397,353)

Loss ratio	77.4%	76.3%	65.3%	76.6%
Underwriting expense ratio	28.5%	31.9%	31.0%	30.9%
Combined ratio	105.9%	108.2%	96.3%	107.5%

•

P&C gross premiums written (“GPW”) in the fourth quarter increased 20.5% compared to the prior year quarter. The Insurance segment GPW increased 17.8% from the prior year quarter, as a result of new business initiatives and increased policy retentions primarily in North American and International Property and Casualty. The increase in GPW for the Reinsurance segment of 50.1% was primarily from catastrophe related reinstatement premiums in Bermuda and International, which were higher than in the prior year quarter due to Storm Sandy. A new North American Property crop program, improved renewals and new Accident & Health business also contributed to the increase.

•	P&C net premiums earned (“NPE”) in the fourth quarter of $1.5 billion were comprised of $1.0 billion from the Insurance segment and $492.9 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 10.0% primarily due to increased premiums in Professional lines as well as certain North American Casualty programs and Construction. Reinsurance NPE increased by 12.9% primarily due to increases in Bermuda Property Catastrophe reinstatement premiums, as well as increased premiums in International Marine and Casualty.

•

The P&C loss ratio in the fourth quarter was 1.1 percentage points higher than the prior year quarter. Included in the P&C loss ratio was favorable prior year development of $97.8 million compared to $67.8 million in the prior year quarter. The P&C loss ratio was also impacted by natural catastrophe pre-tax losses of $351.8 million, net of reinsurance and reinstatement premiums. In the prior year quarter, natural catastrophe pre-tax losses totaled $194.9 million, net of reinsurance and reinstatement premiums. Excluding prior year development and natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums, the fourth quarter P&C loss ratio was 6.5 percentage points lower than the prior year quarter.

•

Operating expenses were lower than the prior year quarter largely due to the timing of costs associated with infrastructure and organizational initiatives, partially offset by slightly increased compensation costs due to added headcount as a result of business expansion. Expenses were also lower than the third quarter 2012 largely due to the variable compensation impacts of catastrophe activity in the fourth quarter.

•

The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 89.3%, compared to 99.1% for the prior year quarter. The Insurance segment combined ratio on this basis was 96.5% for the quarter, compared to 105.1% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 72.9%, compared to 85.6% for the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated February 7, 2013 and is available from the Investor Relations section of the XL website.

A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Thursday, February 7, 2013. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”.  The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on February 7, 2013, through midnight Eastern Time on March 7, 2013.  A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on February 7, 2013, until midnight Eastern Time on March 7, 2013, by dialing (203) 369-3290 or (800) 568-4204.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during a “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to: the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency; and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Income statement data:
(U.S. dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	2012	2011	2012	2011

Revenues:
Gross premiums written:
- P&C operations	$1,518,464	$1,260,560	$7,175,130	$6,898,284
- Life operations	88,754	96,051	355,754	394,555

Net premiums written:
- P&C operations	$1,338,251	$1,120,341	$5,957,021	$5,433,388
- Life operations	80,826	89,727	324,432	362,362

Net premiums earned:
- P&C operations	$1,538,559	$1,386,759	$5,765,982	$5,327,112
- Life operations	80,829	90,323	324,459	363,018

Net investment income	$244,995	$270,895	$1,012,348	$1,137,769
Net realized gains (losses) on investments	11,181	(50,024)	14,098	(188,359)
Net realized and unrealized gains (losses) on derivative instruments	2,565	23,561	5,221	(10,738)
Net income (loss) from investment fund affiliates	19,949	(4,024)	58,504	26,253
Fee income and other	15,747	11,254	49,868	41,748

Total revenues	$1,913,825	$1,728,744	$7,230,480	$6,696,803

Expenses:
Net losses and loss expenses incurred - P&C operations	$1,190,986	$1,057,883	$3,765,482	$4,078,391
Claims and policy benefits - Life operations	114,302	124,878	486,198	535,074
Acquisition costs	234,057	215,269	913,492	826,411
Operating expenses	286,742	308,968	1,173,951	1,083,917
Foreign exchange (gains) losses	(2,886)	(2,231)	10,546	(40,640)
Interest expense	37,641	47,435	172,205	205,592
Impairment of goodwill	—	429,020	—	429,020

Total expenses	$1,860,842	$2,181,222	$6,521,874	$7,117,765

Income (loss) before income tax and income (loss) from operating affiliates	$52,983	$(452,478)	$708,606	$(420,962)

Income (loss) from operating affiliates	14,079	(18,653)	55,810	76,786
Provision (benefit) for income tax	(17,785)	42,960	34,028	59,707

Net income (loss)	$84,847	$(514,091)	$730,388	$(403,883)

Non-controlling interests	(3,399)	(1,446)	(79,254)	(70,877)

Net income (loss) attributable to XL Group plc and ordinary shareholders	$81,448	$(515,537)	$651,134	$(474,760)

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. dollars in thousands, except per share amounts)	At December 31, 2012	At December 31, 2011 (Note 1)
	(Unaudited)

Total investments available for sale	$28,818,982	$27,017,285
Total fixed maturities, held to maturity	2,814,447	2,668,978
Cash and cash equivalents	2,618,378	3,825,125
Investments in affiliates	1,126,875	1,052,729
Unpaid losses and loss expenses recoverable	3,382,101	3,654,948
Goodwill and other intangible assets	408,527	407,321
Total assets (Note 2)	45,387,779	44,665,265

Unpaid losses and loss expenses	20,484,121	20,613,901
Deposit liabilities	1,551,398	1,608,108
Future policy benefit reserves	4,812,045	4,845,394
Unearned premiums	3,755,920	3,555,310
Notes payable and debt	1,672,778	2,275,327

Total shareholders’ equity (Note 2)	11,856,397	10,756,130
Ordinary shareholders' equity (Note 2)	10,510,072	9,411,658
Ordinary shares outstanding (Note 3)	298,732,832	315,710,253

Basic book value per ordinary share (Notes 2 and 4)	$35.18	$29.81
Fully diluted book value per ordinary share (Notes 2 and 4)	$34.70	$29.59
Fully diluted tangible book value per ordinary share (Notes 2 and 4)	$33.35	$28.31

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: On January 1, 2012, for all fiscal years and interim periods presented, XL adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. This guidance was adopted on a retrospective basis. The impact of adoption of this guidance was a reduction in deferred acquisition costs of approximately $21 million, a reduction in deferred tax liabilities of approximately $7 million, and a corresponding reduction in opening retained earnings of approximately $14 million from the amounts presented in XL’s December 31, 2011 balance sheet. The adoption of this guidance did not have an impact on XL's consolidated statements of income or comprehensive income.

Note 3: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 4: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION

The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) for the three and twelve months ended December 31, 2012 and 2011.

(U.S. dollars in thousands except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	2012	2011 (Note 2)	2012	2011 (Note 2)

Net income (loss) attributable to ordinary shareholders	$81,448	$(515,537)	$651,134	$(474,760)
Impairment of goodwill, net of tax	—	417,566	—	417,566
Net realized (gains) losses on investments, net of tax	(34,926)	46,077	(38,235)	178,432
Net realized and unrealized (gains) losses on derivatives, net of tax	(2,565)	(26,564)	(5,216)	3,914
Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(259)	(279)	(301)	(322)
Foreign exchange (gains) losses, net of tax	(4,810)	462	6,720	(34,016)
Gain on repurchase of non-controlling interest preference ordinary shares	—	(1,350)	—	(1,350)

Operating net income (loss): (Note 1)	$38,888	$(79,625)	$614,102	$89,464

Per ordinary share results: (Note 3)
Net income (loss) attributable to ordinary shareholders	$0.27	$(1.62)	$2.10	$(1.52)
Operating net income (loss) (Note 1)	$0.13	$(0.25)	$1.98	$0.28

Weighted average ordinary shares outstanding:

Basic	300,512,874	319,136,299	307,371,726	312,896,165

Diluted - Net income	304,490,554	319,136,299	310,282,466	312,896,165

Diluted - Operating net income	304,490,554	319,136,299	310,282,466	316,318,339

Return on ordinary shareholders’ equity:
Closing ordinary shareholders’ equity (Notes 4 and 5)	$10,510,072	$9,411,658	$10,510,072	$9,411,658
Average ordinary shareholders’ equity (Notes 4 and 5)	$10,460,555	$9,669,290	$9,960,865	$9,504,565
Operating net income (loss) (Note 1)	$38,888	$(79,625)	$614,102	$89,464
Annualized operating net income (Note 1)	$155,552	$(318,500)	$614,102	$89,464

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 1, 4 and 5)	1.5%	-3.3%	6.2%	0.9%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income” and “return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.”

Note 2: Certain amounts have been reclassified to conform to the current period presentation.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Note 5: On January 1, 2012, for all fiscal years and interim periods presented, XL adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. This guidance was adopted on a retrospective basis. The impact of adoption of this guidance was a reduction in deferred acquisition costs of approximately $21 million, a reduction in deferred tax liabilities of approximately $7 million, and a corresponding reduction in opening retained earnings of approximately $14 million from the amounts presented in XL’s December 31, 2011 balance sheet. The adoption of this guidance did not have an impact on XL’s consolidated statements of income or comprehensive income.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax; (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); and (iii) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded

(similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares are excluded as these transactions were capital in nature and outside the scope of XL’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating Net Income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines.